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                           WEIL, GOTSHAL & MANGES LLP
       A Limited Liability Partnership Including Professional Corporations
                               1615 L Street, N.W.
                           Washington, D.C.  20036-5610
                                 (202) 682-7000
                               Fax: (202) 857-0939


Writer's Direct Line


                                  May 23, 1996



     The Bear Stearns Companies Inc.
     245 Park Avenue
     New York, New York 10167

     Ladies and Gentlemen:

               We have acted as United States counsel to The Bear Stearns Companies Inc. (the "Company") in connection with its Medium Term Note Program (the "Program") pursuant to which the Company may from time to time issue Notes (the "Notes") in an aggregate principal amount at any one time outstanding of up to U.S. $4,954,795,162 (or an equivalent amount in other currencies).

               In formulating our opinion as to the matters of certified, we have examined such documents as we have deemed appropriate, including the Prospectus Supplement dated May 23, 1996 ("Prospectus Supplement") to the Prospectus dated May 23, 1996 ("Prospectus"). Also, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company.

               The description of the Notes contained in the Prospectus and Prospectus Supplement are incorporated herein by reference.

               Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

               The statements under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein, fairly summarize in all material respects the information contained therein.


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     The Bear Stearns Companies Inc.
     May 23, 1996
     Page 2

               The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

               This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.

                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES LLP








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